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                             ACQUISITION AGREEMENT

                                  BY AND AMONG

                    SENTO TECHNICAL INNOVATIONS CORPORATION

                              ASTRON INCORPORATED

                                      AND

                                   JAY BARTH

                             ---------------------

                             ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT, dated as of November 19, 1997 (this "Agreement"), by and among SENTO TECHNICAL INNOVATIONS CORPORATION, a Utah corporation ("Sento"), ASTRON INCORPORATED, a Utah corporation ("Astron"), and Jay Barth (the "Astron Shareholder").


                              W I T N E S S E T H:

     WHEREAS, Astron is in the business of software training and consulting (the "Business");

     WHEREAS, the Astron Shareholder is the owner of all of the issued and outstanding shares of the capital stock of Astron;

     WHEREAS, Sento desires to acquire all of the capital stock of Astron in exchange solely for 400,000 shares of the voting common stock of Sento, $.25 par value (the "Sento Common Stock"), whereby Sento shall immediately thereafter become the sole shareholder of Astron;

     WHEREAS, the respective Boards of Directors of Sento and Astron have approved and adopted this Agreement providing for the acquisition by Sento of all of the capital stock of Astron and the consummation of the related transactions described in this Agreement (the "Acquisition") in exchange for Sento's issuance of such shares of Sento Common Stock, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, it is the intention of the parties that (i) for United States federal income tax purposes, the Acquisition qualify as a reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) for accounting purposes, the Acquisition shall be recorded as a purchase transaction; and

     WHEREAS, Sento, Astron and the Astron Shareholder desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.


                              A G R E E M E N T :

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements herein contained, Sento, Astron and the Astron Shareholder agree as follows:

1.  THE ACQUISITION.

a. ACQUISITION OF ASTRON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, Sento or its designee will acquire all of the issued and outstanding shares of the capital stock of Astron in exchange solely for shares of Sento Common Stock, as set forth in Section 1(b) below. As contemplated pursuant to Section 12(m) below, Sento may assign its rights, duties, obligations and interest under this Agreement to an affiliated entity. Upon such assignment, all rights, duties, obligations and interest of Sento hereunder shall be transferred to Sento's designees and all references to Sento in this Agreement shall be construed to apply to such designee on the same basis as Sento.

b. CONSIDERATION. Subject to the provisions of Section 1(c) below, the total consideration to be provided by Sento in exchange for the performance by Astron and the Astron Shareholder of their respective obligations under this Agreement, including, without limitation, the transfer to Sento of all of the shares of capital stock of Astron, subject to all of the terms, covenants, and conditions set forth herein, shall consist of 400,000 shares of Sento Common Stock (the "Shares"). The Shares will be issued and delivered by Sento to the Astron Shareholder at the Closing as contemplated by Section 2(b) below.

c.   ADJUSTMENTS.

i. Prior to the Closing Date (as set forth in Section 2 below), Astron shall obtain, at its expense, from a reputable certified public accounting firm approved by Sento in advance, an audited balance sheet setting forth the financial condition of Astron as of September 30, 1997 (the "Audited Balance Sheet"), which Audited Balance Sheet shall be prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). In the event the total shareholders' equity of Astron (the "Net Worth") shown on the Audited Balance Sheet is less than $230,000, the number of Shares to be delivered by Sento at the Closing shall be reduced by that number of Shares (the "Share Reduction") having a value equal to the sum of (A) the product obtained by multiplying (1) the amount by which the Net Worth shown on the Audited Balance Sheet is less than $230,000 and (2) 1.25 and (B) the aggregate amount of all legal, accounting and other professional expenses incurred by Astron (or incurred by Sento for the benefit of Astron) during the period between September 30, 1997 and the Closing Date. The amount of the legal, accounting and professional expenses is currently estimated to be approximately $30,000; however, the actual amount of such expenses shall be determined by Sento, in its reasonable discretion, at the Closing.

          ii. Solely for purposes of illustration, Sento, Astron and the Astron Shareholder agree that the following hypothetical example illustrates the anticipated application of the adjustments described in Section 1(c)(i) above . If the actual Net Worth, as shown on the Audited Balance Sheet, were $80,000 and the aggregate amount of legal, accounting and other professional expenses incurred by Astron between September 30, 1997 and the Closing Date were $40,000, then the amount of the adjustment would be equal to the sum obtained through the following equation: [($230,000 - $80,000) x (1.25)] + $40,000. Accordingly, the amount of the adjustment would be equal to the sum of [($150,000)(1.25)] + $40,000 or ($187,500 + $40,000) or
          $227,500.

iii. For purposes of determining the number of Shares to be subject to the adjustments described in this Section 1(c), the value of each of the Shares shall be equal to the closing sale price for a share of the Sento Common Stock, as reported by the National Association of Securities Dealers, Inc. (the "NASD"), as of the Closing Date. Each of Sento, Astron and the Astron Shareholder acknowledges and agrees that, to the extent Sento is permitted to reduce the number of Shares to be delivered at the Closing as permitted under
Section 1(c)(i) above or, in the event Sento discovers subsequent to the Closing that the actual amount of the legal, accounting and professional fees described in Section 1(c)(i)(B) above is greater than the estimate available at the Closing, Sento is hereby authorized to instruct the escrow agent acting pursuant to the terms of the Stock Escrow Agreement to return to Sento a number of Shares equal to the aggregate amount of (A) the reduction in Shares and (B) the amount by which the actual legal, accounting and professional fees exceeds the estimate, which Shares shall be canceled by Sento and shall not be delivered to the Astron Shareholder.

d. ACCOUNTING FOR TRANSACTION. The Acquisition will be accounted for as a purchase transaction.

e. RESTRICTIONS ON TRANSFER OF SHARES. The Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available, as evidenced by an opinion of counsel retained by the Astron Shareholder and addressed to and reasonably satisfactory to Sento. Each certificate evidencing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT. THE SECURITIES ARE SUBJECT TO ADDITIONAL RESTRICTIONS AS SET FORTH IN THAT CERTAIN ACQUISITION AGREEMENT, DATED AS OF NOVEMBER 19, 1997, BETWEEN SENTO TECHNICAL INNOVATIONS CORPORATION, A UTAH CORPORATION, ASTRON INCORPORATED, A UTAH CORPORATION, AND JAY BARTH.

2. CLOSING. The Closing of the Acquisition (the "Closing") shall be on a date and at such time on or prior to January 2, 1998 as the parties may agree (the "Closing Date"), following the satisfaction of every material term, covenant or condition set forth herein that is required to be satisfied prior to Closing. At the Closing,

a. the Astron Shareholder shall transfer and deliver to Sento certificates evidencing all of the issued and outstanding shares of the common stock, no par value, of Astron (the "Astron Common Stock"), constituting all of the capital stock of Astron, Sento shall obtain and possess all rights in respect thereof, and Astron shall become a wholly-owned subsidiary of Sento;

b. subject to the provisions of the Stock Escrow Agreement described in the following subsection, Sento shall issue and deliver to the Astron Shareholder through such reasonable procedures as Sento may adopt, certificates evidencing the number of shares of Sento Common Stock equal to 400,000, less (i) the number of shares subject to the Share Reduction and (ii) the Escrowed Shares (as defined below), constituting all of the Shares;

c. Sento and the Astron Shareholder shall execute a Stock Escrow Agreement, substantially in the form of Exhibit 2(c) (the "Stock Escrow Agreement") attached hereto and incorporated herein by this reference, for the purpose of securing the indemnification and restrictive covenant obligations of Astron and the Astron Shareholder pursuant to Sections 1, 8 and 9 hereof, and Sento shall deposit with the escrow agent identified in the Stock Escrow Agreement 84,000 Shares (the "Escrowed Shares"), on the terms and subject to the conditions set forth in the Stock Escrow Agreement;

d. Sento and Jay Barth shall execute an employment agreement, substantially in the form of Exhibit 2(d) attached hereto and incorporated herein by this reference, for the purpose of setting forth the terms and conditions upon which Mr. Barth will be employed by Sento or any of its affiliates, including, without limitation, Astron, as determined by Sento;

e. each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all documents, certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby;

f. Each of Astron and the Astron Shareholder shall deliver to Sento the certificates described in Section 7(a)(ii);

g.   Astron shall deliver to Sento the Audited Balance Sheet; and

h. in addition to the foregoing, each of the parties shall execute and deliver such additional documents as may reasonably be required in order to effectuate the transactions herein contemplated in accordance with the requirements of Section 368(a)(1)(B) of the Code and shall treat such transactions for all tax purposes consistently with the other parties' treatment thereof and with such other characterization as a reorganization under such Code section.

3. REPRESENTATIONS AND WARRANTIES CONCERNING ASTRON. To induce Sento to enter into this Agreement and to complete the Acquisition, except as fully and accurately described in schedules to be prepared by Astron and delivered to Sento prior to the execution of this Agreement (the "Astron Disclosure Schedules"), each of Astron and the Astron Shareholder, jointly and severally, represents and warrants that the following statements concerning the affairs of Astron are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date.

          a. ORGANIZATION, STANDING AND QUALIFICATION. Astron is duly organized, validly existing and in good standing under the laws of the State of Utah and is authorized and qualified to own and operate its properties and assets and conduct its business in all jurisdictions where such properties and assets are owned and operated and such business is conducted. Astron has all franchises, permits, licenses, and any similar authority necessary for the conduct of the Business as now being conducted by it, except where the lack of such would not materially adversely affect the Business or the financial condition of Astron. Astron is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          b. CAPITALIZATION; SUBSIDIARIES. The authorized capital stock of Astron consists solely of 100,000 shares of Astron Common Stock, of which 50,000 shares and no more are issued and outstanding. All of the outstanding shares of Astron Common Stock are duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other rights, agreements or arrangements of any character or nature whatever relating to the issuance of capital stock or other securities of Astron. No holder of any security of Astron is entitled to any preemptive or similar rights to purchase any securities of Astron. Astron has no subsidiaries and no other investment in any entity. Astron is not a participant in any joint venture, partnership or other similar arrangement.

          c. NO DEFAULTS. Astron is not in default under or in violation of any provisions of its Articles of Incorporation or Bylaws. Astron is not in default under or in violation of any restriction, lien, encumbrance, indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability relating to the Business. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Astron, any law, rule, regulation, judgment, decree, order or other requirement, or any restriction, lien, encumbrance, indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which Astron is a party or by which it is bound, or to which any of its assets are subject, or result in the creation of any lien or encumbrance upon said assets or any loss to the Business or Sento.

          d. CONSENTS AND APPROVALS. Except as disclosed on Schedule 3(d) of the Astron Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not require Astron or the Astron Shareholder to obtain any consent, approval or action of, or make any filing with or give notice to any corporation, person or firm or any public, governmental or judicial authority.

          e. RELATED-PARTY TRANSACTIONS. Except as disclosed on Schedule 3(e) of the Astron Disclosure Schedules, No employee, officer, director or shareholder of Astron or member of his or her immediate family is indebted to Astron, nor is Astron indebted (or committed to make loans or extend or guarantee credit) to any such individuals. To the knowledge of the Astron Shareholder, none of such individuals has any direct or indirect ownership interest in any firm or corporation with which Astron is affiliated or with which Astron has a business relationship, or any firm or corporation that competes with Astron. No member of the immediate family of any employee, officer, director or shareholder of Astron is directly or indirectly interested in any material contract with Astron.

f. COMPLIANCE WITH LAW. Except as set forth on Schedule 3(f) of the Astron Disclosure Schedules, to the knowledge of Astron and the Astron Shareholder, neither Astron nor any of its directors, officers, fiduciaries, agents or employees is in violation of any applicable statute, law, rule, regulation or requirement of any governmental authority in any way relating to the Business or Astron's operations and no material expenditure is or will be required in order to comply with any such statute, law, rule, regulation or requirement. Consummation of the transactions contemplated hereby will be in compliance with all presently applicable laws, rules, regulations and requirements of all governmental authorities without the necessity for any license or permit or other action or permission in the nature thereof, or any registration with, or consent of, any governmental authority.

          g. FINANCIAL STATEMENTS. The unaudited balance sheet of Astron, dated as of September 30, 1997 (the "September 30 Balance Sheet"), attached hereto as Schedule 3(g) of the Astron Disclosure Schedules, is correct and complete and presents fairly in all material respects the financial condition of Astron as of such date, and has been prepared in accordance with GAAP.

          h. TITLE TO ASSETS. Astron has good and indefeasible title to and the right to and actual exclusive possession of all furniture, machinery, tools, equipment and other tangible assets used by Astron in the course of conducting the Business (the "Astron Assets"). The Astron Assets are free and clear of all liens, claims, security interests, encumbrances, restrictions and rights, title and interests in others. There are no existing agreements, leases, subleases, options or commitments or rights with, to or in any third party to possess or acquire any of the Astron Assets or Astron or any interest therein, except for those entered into in the ordinary course of business and not materially adversely affecting the Astron Assets or property or any other right of Astron. Except as disclosed on Schedule 3(h) of the Astron Disclosure Schedules, each such Astron Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

          i. INTELLECTUAL PROPERTY. Except as set forth on Schedule 3(i) of the Astron Disclosure Schedules, Astron owns all trade names, trademarks, service marks, copyrights, inventions, software, discoveries, ideas, research, engineering, methods, practices, processes, systems, formulae, designs, drawings, products, projects, improvements, developments, technology, know how, trade secrets and intellectual property which are used in the conduct of the Business, whether registered or unregistered, patentable or unpatentable and whether or not reduced to practice (collectively, the "Astron Intellectual Property"). Except as set forth on Schedule 3(i) of the Astron Disclosure Schedules, Astron created or developed all of the Astron Intellectual Property and the Astron Intellectual Property is not subject to any restriction, lien, encumbrance, right, title or interest in or of others. All of the Astron Intellectual Property that is not in the public domain stands solely in the name of Astron and not in the name of any shareholder, director, officer, agent, partner or employee of Astron or any other person, and none of the same has any right, title, interest, restriction, lien or encumbrance therein or thereon or thereto. Astron's ownership and use of the Astron Intellectual Property do not and will not interfere with, constitute a misappropriation of, infringe upon, conflict with or violate in any material respect any patent, trademark, service mark, copyright, trade secret or other lawful proprietary right of any other party, and no claim is pending or threatened to the effect that the operations of Astron interfere with, constitute a misappropriation of, infringe upon, conflict with or violate the rights of any other person under any proprietary right (including, without limitation, any claim that Astron must license, refrain from using or make royalty or other payments in respect of any intellectual property rights of any third party and/or the Astron Intellectual Property), and to the knowledge of Astron and the Astron Shareholder there is no reasonable basis (and no event has occurred that with the giving of notice or the passage of time or both would provide such reasonable basis) for any such claim (whether or not pending or threatened). No claim is pending or, to the knowledge of Astron or the Astron Shareholder, threatened to the effect that any such Astron
     Property is invalid or unenforceable by Astron, and, to Astron's and the Astron Shareholder's knowledge, there is no reasonable basis for any such claim (whether or not pending or threatened). Astron has obtained all licenses and consents necessary to permit Astron to use the intellectual property of other persons in the Business. Astron has not been advised, nor, to the knowledge of the Astron Shareholder, is there any basis for any claim that Astron's proprietary rights are infringed by proprietary rights of any third party.

j. REAL PROPERTY. Schedule 3(j) of the Astron Disclosure Schedules lists and describes briefly all real property that Astron owns. Except as set forth on
Schedule 3(j) of the Astron Disclosure Schedules, with respect to each such parcel of real property: (i) Astron has good and marketable fee simple title to such parcel of real property free and clear of all liens, claims, security interests, encumbrances, restrictions and rights, title and interests in others (including, without limitation, easements, licenses and rights of way), (ii) there are no existing agreements, leases, subleases, options or commitments or rights with, to or in any third party to possess or acquire such parcel of real property and (iii) such parcel abuts on and has direct vehicular access to a public road. Astron does not use or possess any real property other than the real property listed on such Schedule 3(j) and the real property subject to the leases set forth on Schedule 3(k) of the Astron Disclosure Schedules.

          k. LEASES. Astron enjoys exclusive, peaceful and undisturbed possession under all leases to which it is a party. All such leases are identified on Schedule 3(k) of the Astron Disclosure Schedules, are valid and enforceable in accordance with their terms against Astron and, to the knowledge of Astron and the Astron Shareholder, against the other parties thereto, and no party thereto is in default thereunder.

          l. INVENTORY. All finished goods, raw materials, merchandise, stock in trade, packaging materials, maintenance supplies and other inventory used in the Business (collectively, the "Inventory") are accurately reflected on the September 30 Balance Sheet, were valued at cost (determined on a first-in, first-out basis) or market, whichever is lower, with proper allowances for obsolescence, in accordance with GAAP. The Inventory consists of items which Astron reasonably believes are of quality and quantity readily usable or saleable in Astron's ordinary course of business, except such amounts as have been revised in accordance with GAAP and accurately reflected on the September 30 Balance Sheet. No Inventory is stored or maintained at any location other than at the real property identified on Schedules 3(j) and 3(k).

          m. LICENSES. Each right or license to use the assets (tangible or intangible) or property (including, without limitation, intellectual property) of any other party which is material to the operation of the Business (each a "License" and collectively, the "Licenses") is identified on Schedule 3(m) of the Astron Disclosure Schedules. Each License is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended, and neither Astron nor, to the knowledge of Astron or the Astron Shareholder, the licensor under any such License is in default under any such License, and, to the knowledge of Astron and the Astron Shareholder, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the licensor under any License to terminate any License.

          n. MATERIAL CONTRACTS. Other than as disclosed on Schedule 3(n) of the Astron Disclosure Schedules, Astron does not have, is not party to and may not be bound by any obligation, contract, agreement, lease, sublease, license, sublicense, commitment or understanding of any kind, nature or description that is material to the Business, whether oral or written, fixed or contingent, due or to become due, existing or inchoate (each a "Contract"). Astron has delivered to Sento a correct and complete copy of each written Contract listed on such Schedule 3(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to on such Schedule 3(n). With respect to each
     Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract.

          o. NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3(o) of the Astron Disclosure Schedules, there are no material liabilities or obligations of Astron, including, without limitation, contingent liabilities for the performance of any obligation, except for liabilities or obligations which are fully and accurately disclosed on the September 30 Balance Sheet in accordance with GAAP. Without in any manner limiting the foregoing, all revenues attributable to Astron's business, operations and services have been properly accounted for in accordance with GAAP and all revenues, assets and liabilities attributable to any contract for such business, operations or services are accurately reflected on the September 30 Balance Sheet in accordance with GAAP.

          p. LITIGATION. Except as disclosed in Schedule 3(p) of the Astron Disclosure Schedules: (i) there are no suits or proceedings at law or in equity, or before or by any governmental agency or arbitrator, pending or threatened, or to the knowledge of Astron or the Astron Shareholder, anticipated or contemplated, which in any way materially affect Astron;
     (ii) there are no unsatisfied or outstanding judgments, orders, decrees or stipulations which in any way affect Astron or its properties or assets or to which it is or may become a party; (iii) there are no claims against Astron pending or threatened, or to the knowledge of Astron or the Astron Shareholder, anticipated, or contemplated which, if valid, would constitute or result in a breach of any representation, warranty or agreement set forth herein; and (iv) there are no existing or, to the knowledge of Astron or the Astron Shareholder, anticipated or contemplated disputes, grievances, charges of discrimination or harassment charges, controversies or other employment or labor troubles affecting Astron.

          q. TAXES. Except as disclosed in Schedule 3(q) of the Astron Disclosure Schedules, (i) Astron has duly filed all federal, state, local and other tax returns and reports required to be filed by Astron (including sales and use returns and employment-related reports) on or prior to the date hereof with respect to all taxes withheld by or imposed upon Astron; (ii) all such returns or reports reflect the liability for such taxes of Astron as computed therein for the periods indicated, and all taxes shown on such returns or reports and all assessments received by Astron have been paid, or fully reserved for, to the extent that such taxes have become due; (iii) there are no waivers or agreements by Astron for the extension of time for the assessment of such taxes; and (iv) there are no material questions of taxation which are, as at the date hereof, the subject of dispute with any taxing authority.

r. LABOR AND EMPLOYMENT. Except as disclosed in Schedule 3(r) of the Astron Disclosure Schedules, Astron is not a party to any oral or written (i) contract, whether express or implied, for the employment of any officer, director or employee of Astron which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guarantee of any obligation for the borrowing of money or otherwise; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer, director or employee of Astron. Astron does not have, except as may be required by law, any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with Astron, including those receiving disability benefits. The September 30 Balance Sheet fully and accurately reflects, in accordance with GAAP, all employment or labor-related obligations and liabilities of Astron and all such obligations and liabilities relating to the Business. Astron is in compliance with all applicable federal and state laws or regulations regarding or relating to the employment of its employees, including without limitation laws or regulations regarding or relating to the payment of wages (including without limitation minimum wage and overtime requirements), discrimination in employment, worker's compensation, safe workplace requirements, unemployment insurance and other laws or regulations relating to employment.

          s. ENVIRONMENTAL MATTERS. Except to the extent, if any, that would not have a material adverse effect on Astron, (i) Astron has not received notice of any violation of, liability under or investigation relating to any federal, state, provincial or local environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by Astron that has not been fully and finally resolved; (ii) all permits, licenses and other authorizations which are required under federal, state, provincial and local laws with respect to pollution or protection of the environment ("Environmental Laws") relating to assets now owned or operated by Astron or any of its subsidiaries, including Environmental Laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic materials or wastes ("Pollutants"), have been obtained and are effective, and, with respect to assets previously owned or operated by Astron, were obtained and were effective during the time of Astron's operation; (iii) to the knowledge of Astron and the Astron Shareholder, no conditions exist on, in or about the properties now or previously owned or operated by Astron or any third-party properties to which any Pollutants generated by Astron were sent or released that could give rise on the part of Astron to liability under any Environmental Laws, claims by third parties under Environmental Laws or under common law or the occurrence of costs to avoid any such liability or claim; and (iv) to the knowledge of Astron and the Astron Shareholder, all operators of Astron's assets are in compliance with all terms and conditions of such Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved there-under, relating to Astron's assets.


t. NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Astron are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the September 30 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Astron.

u. POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Astron.

v. NO ADVERSE CHANGE. Since the date of the September 30 Balance Sheet, and except as set forth on Schedule 3(v) of the Astron Disclosure Schedules, there has not been with respect to the Business or the Astron Shareholder's interest in Astron or both:

i. any material adverse change in the Business or the operations, properties, assets or prospects of Astron (and to the knowledge of Astron or the Astron Shareholder, no such changes are or have been threatened, anticipated or contemplated);

ii. any actual or threatened, or, to the knowledge of Astron or the Astron Shareholder, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by any governmental authority, which has affected or may hereafter materially affect the Business or the operations, properties, assets or prospects of Astron;

iii. any material and adverse dispute pending or threatened, or, to the knowledge of Astron or the Astron Shareholder, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, subtenant, licensor or licensee of Astron which has not been disclosed in writing to Sento, or any pending or threatened, or, to the knowledge of Astron or the Astron Shareholder, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any material reduction in the amount, or any change in the terms or conditions, of business with any substantial customer, supplier or source of financing;

iv. any pending, threatened or contemplated occurrence or situation of any kind, nature or description peculiar to the Business and materially and adversely affecting Astron's operations, properties, assets or prospects;

v. any sale, lease, transfer, assignment, licensing or sublicensing of any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

vi. any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the ordinary course of business;

vii. any acceleration, termination, modification, or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 or outside the ordinary course of business;

viii. any security interest imposed on any of Astron's assets, tangible or intangible;

ix. any capital expenditure by Astron (or series of capital expenditures) either involving more than $10,000 or outside the ordinary course of business;

x. any issuance of any note, bond, or other debt security, or creation, incurrence, guarantee, or assumption of any indebtedness, by Astron;

xi. any delay or postponement of the payment of any account payable and/or other liability outside the ordinary course of business;

xii. any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the ordinary course of business;

xiii. any grant of any license or sublicense of any rights under or with respect to any Astron Intellectual Property;

xiv. any change made or authorized in the Articles of Incorporation or Bylaws of Astron;

xv. any issuance, sale, or other disposal of any of Astron's capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

xvi. any declaration, setting aside, or payment of any dividend or making of any distribution with respect to Astron's capital stock (whether in cash or in kind), any redemption, purchase, or other acquisition any of its capital stock or any reduction of Astron's capital;

xvii. any loan to, or any other transaction with, any of Astron's directors, officers, and employees, except for the payment of compensation by Astron in manner and amounts that are consistent with Astron's historical practices;

xviii.    any employment contract or collective bargaining agreement, written or oral, to which Astron is a party or by which Astron may be bound, or modification the terms of any existing such contract or agreement;

xix. any increase in the base compensation of any of Astron's directors, officers, and employees;

xx. any adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

xxi. any other change in employment terms for any of its directors, officers, and employees; or

xxii. any making or pledge to make any charitable or other capital contribution outside the ordinary course of business.

w. ACCURACY OF INFORMATION FURNISHED. Neither Astron nor the Astron Shareholder has made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading the representations, warranties and agreements set forth herein, or in any exhibit or schedule hereto or certificate or other document furnished in connection herewith.

x. NO LIMITATION. Notwithstanding any right of Sento to investigate or any investigation made at any time by or on behalf of Sento or any document, writing or certificate delivered to Sento by Astron or the Astron Shareholder, each of Astron and the Astron Shareholder expressly acknowledges and agrees that (i) Sento is relying solely on the disclosures expressly set forth in this Agreement and the Astron Disclosure Schedules, (ii) Sento shall be deemed not to have knowledge of any item or matter unless such item or matter is expressly set forth in this Agreement or the Astron Disclosure Schedules and (iii) no representation, warranty, covenant, undertaking or agreement of Astron and/or the Astron Shareholder shall be modified, qualified or limited except to the extent that such modification, qualification or limitation is set forth in this Agreement or in a Schedule of the Astron Disclosure Schedules specifically identifying each such representation, warranty, covenant, undertaking or agreement.

4.. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ASTRON SHAREHOLDER. The consummation of the Acquisition constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which the Astron Shareholder acquires such securities.

a. In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, the execution of this Agreement by the Astron Shareholder shall constitute his affirmation and acceptance of, and concurrence in, the following representations and warranties:

i. the Astron Shareholder acknowledges that neither the Securities and Exchange Commission (the "SEC") nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the Shares, and that this transaction involves certain risks;

ii. the Astron Shareholder (A) has such knowledge and experience in business and financial matters that he is capable of evaluating Sento and its business operations and (B) understands the risks related to the consummation of the transactions contemplated hereby;

iii. the Astron Shareholder has been provided with a copy of this Agreement and exhibits and schedules attached hereto, plus all materials and information requested by him or his representative, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the Astron Shareholder has been provided the opportunity for direct communication between Sento and its representatives and the Astron Shareholder and his representatives regarding the transactions contemplated hereby;

iv. all information which the Astron Shareholder has provided to Sento or its agents or representatives concerning the Astron Shareholder's suitability to hold shares of Sento Common Stock following the transactions contemplated hereby is complete, accurate, and correct;

v. the Astron Shareholder has not offered or sold any securities of Sento or interest in this Agreement and has no present intention of dividing the Shares or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such Shares or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance;

vi. the Astron Shareholder was at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicitation in connection with the offer, sale or purchase of the Shares through this Agreement;

vii. the Astron Shareholder has adequate means of providing for his current needs and possible personal contingencies and has no need now, and anticipates no need in the foreseeable future, to sell the Shares that he will receive;

viii. the Astron Shareholder is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the Shares to be received in connection with the Acquisition for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment, in the event such loss should occur;

ix. the Astron Shareholder is (A) at least 21 years of age and (B) a bona fide permanent resident of and is domiciled in the state or jurisdiction indicated on the signature page hereof, and has no present intention of becoming a resident of any other state or jurisdiction;

x. the Astron Shareholder understands that the Shares have not been registered, but are being acquired by reason of a specific exemption under the Securities Act as well as exemptions under certain state statutes and that any disposition of the Shares acquired in connection with the Acquisition may, under certain circumstances, be inconsistent with these exemptions and may cause the undersigned to be deemed an "underwriter" within the meaning of the Securities Act (the Astron Shareholder understands that the definition of "underwriter" arises out of the concept of "distribution" and that any subsequent disposition of the Shares can only be effected in transactions which are not considered distributions);

xi. the Astron Shareholder acknowledges that the Shares must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available (Sento is under no obligation to register the Shares to be acquired by the Astron Shareholder in connection with the Acquisition under the Securities Act. Sento's registrar and transfer agent will maintain stop transfer orders against the transfer of the Shares to be obtained by the Astron Shareholder in connection with the Acquisition, and the certificates representing such Shares will bear a legend in substantially the form set forth in Section 1(e)); and

xii. Sento may refuse to effect transfers of the Shares in the absence of compliance with Rule 144 promulgated under the Securities Act unless the holder furnishes Sento with a "no-action" or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to Sento stating that the transfer is proper. (Further, unless such interpretive letter or opinion states that the Shares are free of any restrictions under the Securities Act, Sento may refuse to transfer the Shares to any transferee who does not furnish in writing to Sento the same representations and agree to the same conditions with respect to such Shares as set forth herein. Sento may also refuse to transfer the Shares if any circumstances are present reasonably indicating that the transferee's representations are not accurate.)

b. The Astron Shareholder, for the purpose of inducing Sento to enter into this Agreement, consummate the Acquisition and complete the other transactions contemplated hereby, represents and warrants to, and covenants with, Sento as follows:

i. the Astron Shareholder is the legal and beneficial owner of the number of shares of Astron Common Stock set forth below his name on the signature page hereof, and all such shares are owned by the Astron Shareholder free and clear of any lien, security interest, charge, encumbrance, pre-emptive right or other restriction whatsoever;

ii. the Astron Shareholder has not sold, transferred or delivered any interest in the shares of Astron Common Stock to be transferred to Sento pursuant to the terms of this Agreement, there are no outstanding options, warrants or other rights to purchase, or claims against, such shares of Astron Common Stock to be transferred by such Astron Shareholder and, upon delivery of such shares of Astron Common Stock to Sento, Sento will acquire good and marketable title to such shares, free and clear of any lien, claim, demand, encumbrance, security interest, community property right or restriction on transfer;

iii. except as disclosed on Schedule 4(b) of the Astron Disclosure Schedules, the Astron Shareholder is not required to obtain any consent, approval or authorization or to make any filing with, any governmental authority or any other person in connection with the execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby; and

iv. the execution of this Agreement by the Astron Shareholder and the consummation of the Acquisition and the other transactions contemplated hereby will not violate, conflict with, result in a breach of, or constitute a default under, any order of any governmental authority or any provision of any indenture, mortgage, contract, instrument or other agreement to which such Astron Shareholder is a party or by which he is bound.

c. In order to more fully document reliance on the exemptions, representations, warranties and covenants as provided herein, the Astron Shareholder shall execute and deliver to Sento such letters of representation, acknowledgment, suitability or the like, as Sento and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws and confirmation of the foregoing representation, warranties and covenants.

d. The Astron Shareholder acknowledges that the basis for relying on exemptions from registration or qualification under federal and state securities laws are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required of or given by Sento, or counsel to Sento, to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.


     5.. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SENTO. Sento represents and warrants that:

          a. ORGANIZATION STANDING AND QUALIFICATION. Sento is duly organized and validly existing and in good standing under the laws of the State of Utah, and is authorized and qualified to own and operate its properties and assets and conduct its business in all jurisdictions where such properties and assets are owned and operated and such business conducted, except where failure to so qualify would not have a material adverse effect on the business or financial condition of Sento.

          b. AUTHORITY. Sento has full right, power and authority to execute, deliver and perform the terms of this Agreement. This Agreement has been duly authorized by Sento and constitutes a binding obligation of Sento enforceable in accordance with its terms.

          c. SENTO COMMON STOCK. The Sento Common Stock issued to pursuant to this Agreement will be duly authorized, validly issued and fully paid and non-assessable.

          d. SEC DOCUMENTS. To the best knowledge of Sento, Sento has timely filed with the SEC all required documents, and will timely file all required SEC documents between the date hereof and the Closing (all such documents are collectively referred to as the "Sento SEC Documents"). As of their respective dates, the Sento SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and none of the Sento SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Sento included or to be included in the Sento SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Sento and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

6. PRE-CLOSING COVENANTS. Astron, the Astron Shareholder and Sento agree as follows with respect to the period between the execution of this Agreement and the Closing:

a. GENERAL. Each of the parties hereto will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

b. NOTICES AND CONSENTS. The Astron Shareholder and Astron will give any notices to third parties, and will use their best efforts to obtain any third party consents, that Sento may request in connection with the matters referred to in Section 3(d) above. The Astron Shareholder and Astron will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(b) above.

c. OPERATION OF BUSINESS. Astron will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing Astron will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) impose or permit to exist any security interest on any of Astron's assets, tangible or intangible, (iii) make any capital expenditure outside the ordinary course of business, (iv) issue any note, bond, or other debt security, or create, incur, guarantee, or assume any indebtedness or (v) otherwise engage in any practice, take any action, enter into or permit to occur any transaction of the sort described in Section 3(v) above.

d. PRESERVATION OF BUSINESS. Astron will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

e. FULL ACCESS. Astron and the Astron Shareholder will permit representatives of Sento to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Astron, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Astron.

f. NOTICE OF DEVELOPMENTS. The Astron Shareholder will give prompt written notice to Sento of any material adverse development causing a breach of any of the representations or warranties in Section 3 and Section 4 above. No disclosure by any party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Astron Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

g. EXCLUSIVITY. Neither the Astron Shareholder nor Astron will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Astron (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Astron Shareholder will not vote (or permit to be voted) any shares of the capital stock of Astron owned (directly or indirectly) or controlled by him in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Astron Shareholder will notify Sento immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     7.  CONDITIONS OF PERFORMANCE.

          a. SENTO'S CONDITIONS. The obligation of Sento to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Sento in writing, of each of the following conditions:

i. At the Closing Date, no governmental agency or body, or other person or entity, shall have instituted or threatened any action to restrain or prohibit any of the transactions contemplated by this Agreement;

ii. The representations and warranties of Astron and the Astron Shareholder contained in this Agreement or in any certificate or document delivered to Sento pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all material respects; Astron and the Astron Shareholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; neither Astron nor the Astron Shareholder shall be in default under any of the provisions of this Agreement; and Sento shall have been furnished with one or more closing certificates of Astron and the Astron Shareholder dated as of the Closing Date, in substantially the form of Exhibit 7(a)(ii) certifying (A) to the fulfillment of the conditions set forth in this
Section 7(a) and the due performance of such covenants and agreements, (B) that no material change has occurred in the Business or Astron's affairs, operations, properties, assets or condition since the date of the September 30 Balance Sheet, (C) that the representations and warranties set forth in this Agreement are true and correct as of Closing, and (D) that neither Astron nor the Astron Shareholder is a party to any litigation or has knowledge of any claim, brought or threatened, seeking to recover damages or to prevent Astron from continuing to use any of Astron's assets (tangible or intangible) or to conduct business in the manner as the same were used or conducted prior thereto, and which litigation or claim is likely to result in any judgment, order, decree or settlement which will materially and adversely affect the financial condition or business of Astron;

iii. Astron and the Astron Shareholder shall have executed and delivered such other documents, instruments, certificates or agreements as shall be reasonably necessary to consummate this transaction, including, without limitation, the Stock Escrow Agreement, the employment agreement described in Section 2(d) and the Audited Balance Sheet.

iv. Astron's Board of Directors and the holders of all of the outstanding shares of Astron Common Stock shall have approved the execution and delivery of this Agreement and Astron's performance of its obligations under this Agreement and no holder of outstanding shares of Astron Common Stock shall have asserted rights to receive payment for his shares pursuant to the provisions of the law of Utah;

v. Sento's Board of Directors shall have approved the execution and delivery of this Agreement and the performance of Sento's obligations under this Agreement;

vi. The Astron Shareholder shall have caused Astron to deliver at the Closing, with respect to each parcel of real property that Astron owns, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to Sento if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) (each a "Title Insurance Policy") issued by a title insurer satisfactory to Sento (and, if requested by Sento, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement acceptable to Sento), in such amount as Sento may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Astron as of the Closing (subject only to the title exceptions consented to by Sento) with the following endorsements: (i) an "extended coverage" endorsement insuring over the general exceptions contained customarily in such policies (other than the survey exception), (ii) ALTA Zoning Endorsement 3.1 (or equivalent), (iii) an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any in the United States Department of Commerce Composite Construction Cost Index (Base Year = 1997), (iv) if the real property consists of more than one parcel, a contiguity endorsement insuring that all of the record parcels are contiguous to one another, and (v) a "non-imputation" endorsement to the effect that title defects known to the officers and/or directors of Astron and/or the Astron Shareholder prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy. Any exceptions to coverage raised in the commitment for the Title Insurance Policy not acceptable to Sento must be cured by the Astron Shareholder or Sento shall have the right to reduce the Purchase Price to account for such unacceptable exception; and

vii. All proceedings taken in connection with the transactions contemplated herein and all instruments and documents required in connection therewith or incident thereto shall be satisfactory in form to Parr, Waddoups, Brown, Gee & Loveless legal counsel for Sento.

          b. ASTRON CONDITIONS. The obligation of Astron to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Astron in writing, of each of the following conditions:

i. The representations and warranties of Sento contained in this Agreement or in any closing certificate or document delivered to Astron pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all material respects; Sento shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

ii. Sento shall have executed and delivered such other documents, instruments, certificates or agreements as shall be reasonably necessary to consummate this transaction;

iii. All proceedings taken in connection with the transactions contemplated herein and all instruments and documents required in connection therewith or incident thereto shall be satisfactory in form to Callister, Nebeker & McCullough, legal counsel for Astron.

8..  INDEMNIFICATION.

a.   ASTRON AND THE ASTRON SHAREHOLDER'S OBLIGATIONS.

i. Subject to the limitations set forth in Section 8(c) below, Astron and the Astron Shareholder jointly and severally agree to indemnify, defend and hold Sento and its officers, directors, employees and agents harmless from any and all claims, liabilities, lawsuits, demands, actions, damages and expenses (including reasonable attorneys' fees) arising from or out of any breach of the agreements, covenants, representations or warranties of Astron and the Astron Shareholder contained in this Agreement. As security for the obligations of Astron and the Astron Shareholder pursuant to this Section 8(a), at the Closing Sento and the Astron Shareholder shall enter into the Stock Escrow Agreement, pursuant to which the Escrowed Shares shall be held by the escrow agent named in the Stock Escrow Agreement and shall be made available to Sento for a period of twelve (12) months for satisfaction of any claims of Sento under this
Section 8(a) (among other sections of this Agreement).  For purposes of this
Section 8, the value of each of the Shares shall be the closing sale price for a share of the Sento Common Stock, as reported by the NASD, on the Closing Date. Except as provided in Section 8(c) below, this indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration, termination or closing of this Agreement or the Stock Escrow Agreement.

ii. In addition to and without limiting the generality of the foregoing, the Astron Shareholder agrees to indemnify, defend and hold Sento, Astron and their respective officers, directors, employees and agents harmless from any and all claims, liabilities, lawsuits, demands, actions, damages and expenses (including reasonable attorneys' fees) arising from or out of the following, except to the extent such are specifically set forth on the Audited Balance Sheet and appropriate reserves for such have been made and reflected on the Audited Balance Sheet: (A) any tax liability of Astron (including, without limitation, all fines, penalties and assessments of any kind) or the Astron Shareholder for periods prior to the Closing Date or (B) any items identified in Schedules 3(j) or 3(p) of the Astron Disclosure Schedules. The Astron Shareholder agrees that his obligations hereunder shall be joint and several with respect to Sento, Astron and their respective officers, directors, employees and agents.

b. SENTO'S OBLIGATIONS. Subject to the limitations set forth in Section 8(c) below, Sento agrees to indemnify, defend and hold Astron and the Astron Shareholder harmless from any claims, liabilities, lawsuits, demands, actions, damages and expenses (including reasonable attorneys' fees) arising from or out of any breach of the agreements, covenants, representations or warranties of Sento contained in this Agreement. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

c. LIMITATIONS. Notwithstanding the provisions of Sections 8(a) and 8(b) above, Sento, Astron and the Astron Shareholder agree that the following provisions shall limit the indemnification obligations set forth in Section 8(a) above: (i) except with respect to claims, liabilities, lawsuits, demands, actions, damages and expenses described in Section 8(c)(iii) below, the maximum aggregate monetary amount for which the Astron Shareholder shall be liable to Sento in connection with the indemnification obligations set forth in Section 8(a) shall be limited to the value of the Shares received by the Astron Shareholder in connection with the Acquisition; (ii) except with respect to claims, liabilities, lawsuits, demands, actions, damages and expenses described in Section 8(c)(iii) below, the indemnification obligations of Astron, the Astron Shareholder and Sento set forth in this Section 8 shall terminate on the third anniversary of the Closing Date; and (iii) the limitations described in Sections 8(c)(i) and 8(c)(ii) above shall not apply and, notwithstanding the occurrence of the third anniversary of the Closing Date, the Astron Shareholder shall be liable for the full amount of any and all claims, liabilities, lawsuits, demands, actions, damages and expenses resulting from (A) any fraudulent conduct of the Astron Shareholder or (B) any representation made by the Astron Shareholder which the Astron Shareholder knows or has reason to know is false or misleading at the time such representation is made or at the Closing Date.

9.  RESTRICTIVE COVENANTS.

          a. PROPRIETARY INFORMATION. The Astron Shareholder acknowledges that his relationship with Astron has created and may hereafter create a relationship of confidence and trust with respect to information of a confidential or secret nature that may be disclosed to him by Astron that relates to the business of Astron or to the business of any affiliate, customer, or supplier of Astron (collectively, the "Proprietary Information").

          Such Proprietary Information includes, but is not limited to, any information regarding inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, software, hardware, processes, formulas, development or experimental work, work in process, business, trade secrets, or any other secret or confidential matter relating to the Business or any products, projects, programs, sales, customer lists, price lists, or data of Astron which is not generally known to the public. At all times hereafter, the Astron Shareholder will keep all such Proprietary Information in confidence and trust, and will not use or disclose any of such Proprietary Information (except as may be required by law or to legal counsel or accountants) without the prior written consent of Sento, except as may be necessary to perform any duties he may now or hereafter have as an employee of Sento. The Astron Shareholder further agrees that at the Closing, and subsequently upon Sento's request or at the time of the termination of the Astron Shareholder's employment (if any) with Astron or Sento, as the case may be, the Astron Shareholder will deliver to Sento, and shall not retain for his own or others' use, any and all documents and any other materials and all copies thereof relating to his work, the Business and Astron's products, projects, programs and prospects of which the Astron Shareholder had knowledge, or which contain any Proprietary Information.

          b. PUBLICITY. Astron and the Astron Shareholder agree not to disclose to any person or entity, (except as may be required by law or to legal counsel or accountants) without the prior written consent of Sento, any of the terms of this Agreement at any time prior to Closing or thereafter, except as may be necessary for the performance of their obligations hereunder or the operation of Astron in the ordinary course of business. Sento shall disclose and publicize this transaction in a press release the content of which shall be reasonably satisfactory to Astron and the Astron Shareholder or as required by law.

          c.   NON COMPETITION.

i. The Astron Shareholder acknowledges that (A) Astron and Sento (including certain of their respective subsidiaries and affiliates) are engaged in the Business; (B) he is one of a limited number of persons who has performed a significant role in developing the Business; (C) the Business is conducted inside and outside the United States and can in a short time be conducted from anywhere in and throughout the world; (D) his work for Astron and Sento has given him, and will continue to give him, trade secrets of and confidential information concerning Astron and Sento; (E) the agreements and covenants contained in this Section 9(c) are essential to protect the Business and the goodwill of Astron and Sento; and (F) he has means to support himself and his dependents other than by engaging in the Business and the provisions of this
Section 9(c) will not impair such ability.

ii. Without the prior written consent of Sento, from and after the Closing and for a period of two (2) years thereafter (the "Restricted Period"), the Astron Shareholder agrees not to engage in any Competitive Business (as defined below) anywhere in the world. As used herein, the term "Competitive Business" means the Business or any other business activity which would compete with the Business and shall include participation as an owner, shareholder, partner or in any other capacity or solicitation of any officer or other employee of Sento to terminate his employment relationship with Sento or solicitation of any customer of Sento to divert to any entity or person the business of such customer.

iii. The Astron Shareholder acknowledges and agrees that the covenants in this
Section 9(c) are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants in this
Section 9(c), or any part thereof, is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Without limiting the generality of the foregoing, if a court determines that the geographic scope of the covenants in this Section 9(c) is unreasonable, then such scope shall be reduced to the geographic area where Astron and/or Sento (including their respective subsidiaries and affiliates) are engaged in the Business or such other geographic area as the court shall determine to be reasonable in light of the factors acknowledged by the Astron Shareholder in Section 9(c)(1) above.

d. SECURITY. As security for the obligations of Astron and the Astron Shareholder pursuant to this Section 9 (among other sections of this Agreement), at the Closing Sento and the Astron Shareholder shall enter into the Stock Escrow Agreement, pursuant to which the Shares shall be available for a period of twelve (12) months for satisfaction of any claims of Sento under this Section 9. The value of any Shares delivered in satisfaction of such claims shall be equal to the closing sale price of an equal number of shares of Sento Common Stock, as reported by the NASD, on the Closing Date.

10.. OTHER COVENANTS OF ASTRON AND THE ASTRON SHAREHOLDER.

          a. FURTHER ACTIONS. Astron and the Astron Shareholder warrant and agree that all present shareholders, directors and officers of Astron will from time to time hereafter execute whatever minutes of meetings or other instruments and take whatever actions Sento may reasonably deem necessary or desirable to effect, or to carry out the intent and purposes of the transactions contemplated hereby.

b. EXPENSES. All legal, accounting and other transactional fees and expenses incurred by Astron and the Astron Shareholder in connection with the negotiation and execution of this Agreement and the consummation of the various transactions contemplated hereby, including, without limitation, all fees and expenses relating to the preparation of the Audited Balance Sheet and the September 30 Balance Sheet and the fees and expenses of the escrow agent under the Stock Escrow Agreement, shall be paid, promptly upon Sento's request, by the Astron Shareholder and, to the extent any such fees or expenses are paid by Sento (whether prior or subsequent to the Closing Date), the Astron Shareholder shall reimburse Sento for the full amount of such fees and expenses promptly upon Sento's request. Sento, Astron and the Astron Shareholder agree that, (i) upon the election of the Astron Shareholder, the number of Shares to be delivered by Sento at the Closing may be reduced by an amount equal to the estimated reimbursement amount and (ii) any amounts payable by the Astron Shareholder pursuant to this Section 10(b) which remain unpaid subsequent to the Closing Date, as determined by Sento in its reasonable discretion, may be collected by Sento by instructing the escrow agent acting pursuant to the terms of the Escrow Agreement to return to Sento a number of Shares equal to the amount of the unpaid expenses, which Shares shall be canceled by Sento and shall not be delivered to the Astron Shareholder. In such event, the value of each of the Shares shall be equal to the closing sale price for a share of Sento Common Stock, as reported by the NASD, as of the Closing Date.

11. TERMINATION AND AMENDMENT.

          a. PRE-CLOSING. This Agreement may be terminated by Sento or Astron at any time prior to the time fixed for Closing in Section 2 hereof upon written notice to the other parties:

i. If any material representation, warranty, agreement or condition of this Agreement to be complied with or performed by Astron or the Astron Shareholder (in the case of Sento) or Sento (in the case of Astron) on or before the Closing shall not have then been complied with or performed in some material respect and such material noncompliance or nonperformance shall not have been waived by the party giving notice of termination or shall not have been cured by the defaulting party, or cure thereof commenced and diligently prosecuted thereafter by such party within ten (10) days after written notice of such material noncompliance or nonperformance is given by the non-defaulting party;

ii. If any governmental action is commenced to prevent the consummation of the transactions contemplated hereby; or

iii. By mutual consent of the parties.

          b. WAIVER. Any representations, warranties, agreements or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof by action taken and evidenced by a written waiver executed by any such party.

     12.. MISCELLANEOUS.

a. BROKERS. Each of Sento, Astron and the Astron Shareholder agrees that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement to whom either Sento, Astron or the Astron Shareholder is obligated to pay any compensation.

b. NO REPRESENTATION REGARDING TAX TREATMENT. No representation or warranty is being made or legal opinion given by any party to any other regarding the treatment of this transaction for federal, state or foreign income taxation. Although this transaction has been structured in an effort to qualify for treatment under Section 368(a)(1)(B) of the Code, there is no assurance that any part of this transaction in fact meets the requirements for such qualification. Each party has relied exclusively on its own legal, accounting, and other tax advisers regarding the treatment of this transaction for federal, state and foreign income tax purposes and on no representation, warranty or assurance from any party hereto that this transaction in fact meets the requirements for such qualification.

c. GOVERNING LAW. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the State of Utah, without reference to conflicts of law.

d. NOTICES. Any notices or other communications to any party required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

          If to Sento, to:         Sento Technical Innovations, Inc.
                                   Attn: Robert K. Bench
                                   311 North State Street
                                   P.O. Box 1970
                                   Orem, Utah 84059

          If to Astron, to:        Astron Incorporated
                                   Attn: Jay Barth
                                   112 South Mountain Way Drive
                                   Orem, Utah  84058

          If to the Astron Shareholder, to:  Jay Barth
                                             546 South 300 West
                                             Orem, Utah 84058

     or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

e. ATTORNEYS' FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

f. THIRD-PARTY BENEFICIARIES. This contract is solely between Sento, Astron and the Astron Shareholder and, except as specifically provided in Section 8, no director, officer, stockholder, employee, agent, independent contractor or any other person shall be deemed to be a third party beneficiary of this Agreement.

g. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

h. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

i. AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

j. INTERPRETATION: HEADINGS, REFERENCES AND KNOWLEDGE. The article, section and subsection headings of this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way define, limit, augment, extend or describe the scope, content or intent of any provision of this Agreement. References in this Agreement to articles, sections and subsections shall refer to the articles, sections and subsections of this Agreement unless expressly indicated otherwise. Whenever any representation in this Agreement is made to the "knowledge" of any party, it shall be deemed to be a representation as to the actual knowledge of the party and the knowledge reasonably expected to be possessed by the party. Any provision requiring Astron to take a particular action and/or to cause a particular condition to exist or event to occur shall be deemed to provide that the Astron Shareholder shall cause Astron to take such action and/or cause such condition to exist or event to occur. Any provision requiring Astron to forebear from taking a particular action and/or to prevent a particular condition from existing or event from occurring shall be deemed to provide that the Astron Shareholder shall not permit Astron to take such action and/or cause such condition to exist or event to occur but shall cause Astron to forebear from taking such action and/or prevent Astron from allowing such condition to exist or event to occur.

k. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Sento, Astron and the Astron Shareholder in this Agreement, or in any certificate, schedule, exhibit, statement or document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing.

          l. SEVERABILITY. If any term or provision of this Agreement, including the schedules and exhibits hereto, or the application thereof to any person, property or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, including the schedules and exhibits or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid and unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the exhibits shall be valid and enforced to the fullest extent permitted by law.

m. ASSIGNMENT. Sento, in its absolute discretion, may assign all of its rights, duties, obligations and interest under this Agreement to any existing or future affiliate of Sento, including, without limitation, Spire Technologies, Inc., Dew Point Distributed Solutions Inc. and Spire Systems Inc.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                         "Sento"
                                   SENTO TECHNICAL INNOVATIONS
                                       CORPORATION, a Utah corporation


                                   By \S\Robert K. Bench


                                   Its Chief Financial Officer


                         "Astron"
                                   ASTRON INCORPORATED,
                                        a Utah corporation



                                   By \S\ Jay Barth

                                   Its President


                         "Astron Shareholder"


                                   \S\ Jay Barth
                                   Jay Barth, an individual
                                   State of Residence: Utah